Exhibit 99.2
January 12, 2007
Dear Fellow Shareholder:
               Ohio State Bancshares, Inc. (the “Company”) is a publicly registered company under the Securities Exchange Act of 1934. While registration with the Securities and Exchange Commission (the “SEC”) does provide shareholders access to valuable information in the form of quarterly, annual and current reports, the costs associated with being a “public” company are steadily increasing. With new compliance provisions under the Sarbanes-Oxley Act of 2002 set to go into effect during the upcoming year, these costs are expected to increase significantly. Many of these new provisions effectively duplicate other financial and accounting controls already in place under general banking laws and regulations, and consequently provide arguably little additional benefit to the Company’s shareholders.
               It is with the foregoing in mind that your Board of Directors has decided to deregister its shares and cease filing reports with the SEC. This will require the Company to reduce and maintain its record number of shareholders to below 300. To accomplish the reduction, the Board has proposed a series of stock splits that will have the effect of reducing our number of record common holders from approximately 520 to 220. Deregistering our shares will significantly reduce the Company’s securities-related regulatory compliance costs, which primarily include legal and auditing fees, as well as internal costs associated with document preparation and review. The Company’s compliance costs for its 2006 reporting year will be approximately $93,000, and the Company has estimated that its compliance costs for the 2007 and 2008 reporting years would be approximately $201,000 and $209,000, respectively. In addition, these estimates do not take into account the time and effort expended by senior management in the oversight of the Company’s SEC compliance obligations. Consequently, your Board firmly believes that continuing to remain a public company in today’s regulatory environment is not warranted, especially given the Company’s very limited trading activity.
               In the “going private” transaction shareholders of record will be affected as follows:
•	Record accounts holding fewer than 150 shares of the Company’s common stock (approximately 300 record shareholders) will receive $95.00 in cash for each share held; and

•	Record accounts holding 150 or more shares of the Company’s common stock (approximately 220 record shareholders) will retain their common shares without change.
               Shareholders being cashed out as part of the proposed transaction currently hold approximately 10% of the Company’s outstanding common shares. The per share repurchase price of $95.00 was set by the Board following a valuation of our common stock by an independent financial consultant. In addition, an outside law firm has also been retained by the Company to provide advice and counsel in connection with the transaction. Because of the structure of this transaction, you may want to review your holdings of Company shares for possible consolidation of separate record accounts. We expect to hold a special shareholder meeting during the latter part of the first quarter or the early part of the second quarter of 2007 to allow shareholders to consider and vote on the proposed transaction. This letter is only intended to give you notice of the Board’s decision on this matter and is not a request for a proxy or an offer to acquire or sell any securities. Proxy materials discussing the proposed transaction in much greater detail will be forthcoming in a separate mailing to be distributed during the first quarter of 2007.
               Your Board of Directors very much appreciates your past loyalty and commitment to Ohio State Bancshares, Inc. and The Ohio State Bank, both as customers and shareholders. We are still dedicated to being your local community bank and look forward to our continuing relationship. Should you have any questions on this matter, please feel free to contact either myself or Todd Wanner at (740) 387-2265. We will be happy to personally address any questions or concerns that you may have on this matter.
Sincerely,

Gary E. Pendleton
President and Chief Executive Officer
As a participant in a forthcoming solicitation of proxies, the Company will file a proxy statement and other relevant documents concerning the proposed transaction with the SEC, a copy of which will be sent to all shareholders as of the record date. You are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Ohio State Bancshares, at the SEC’s internet site (http://www.sec.gov). At the time they become available, copies of the proxy statement can also be obtained without charge by directing a request to Ohio State Bancshares, 111 S. Main Street, Marion, Ohio 43302.